UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2012

ECOTALITY, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-50983	68-0515422
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Montgomery Street, Suite 2525
San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 992-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information disclosed in Item 5.02 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2012, ECOtality, Inc. (the “Company”) entered into a four-year Employment Agreement with H. Ravi Brar, age 43, who will continue to serve as the President and Chief Executive Officer of the Company.

In connection with the execution of the Employment Agreement, the Company and Mr. Brar agreed to, among other things, an annual base salary of $325,000 (subject to annual increases at the discretion of the Company’s board of directors), eligibility to receive an annual performance bonus (the “Incentive Bonus”) with a target bonus percentage of 50% of his annual base salary (subject to achievement of certain cash flow, revenue, and net income performance targets), and eligibility to be granted shares of the Company’s common stock and options to purchase shares of the Company’s common stock, as determined by the Company’s board of directors). Effective with the execution of the Employment Agreement, Mr. Brar was granted options to purchase 1,443,912 shares of the Company’s stock, vesting over a period of approximately four years as detailed in the Employment Agreement.

In the event of a termination of employment by the Company without cause or by Mr. Brar for good reason, outside the change in control protection period (as described below), Mr. Brar will receive, subject to delivery of a release of claims: (i) cash severance equal to 12 months’ salary continuation, (ii) continued medical coverage for 12 months, and (iii) a pro-rated amount of the Incentive Bonus Mr. Brar would have received had he continued employment through the date the Incentive Bonus, if any, would have been paid to him (the “Bonus Payment Date”).

In the event of a termination of Mr. Brar’s employment by the Company without cause or by Mr. Brar for good reason within sixty (60) days prior to, or within 365 days following a change in control, Mr. Brar will receive, subject to delivery of a release of claims: (i) the full amount Mr. Brar would have received as an Incentive Bonus related to the year of termination had he continued employment through the Bonus Payment Date, (ii) cash severance equal to 18 months’ salary continuation, (iii) continued medical coverage for 18 months, and (iv) 100% acceleration of vesting of all of his equity awards.

Mr. Brar will be subject to certain restrictions on competition and solicitation during his employment with the Company and for one year thereafter, as well as separate confidentiality and intellectual property obligations, each pursuant to agreements the terms of which are consistent in all material respects to those that Company has previously entered into with its executive officers.

The foregoing description of the Employment Agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Employment Agreement attached hereto as Exhibit 10.1, which is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, entered into on December 6, 2012 and effective as of September 12, 2012, by and between ECOtality, Inc. and H. Ravi Brar

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOTALITY, INC.

(Company)

Signature	Title	Date

/s/ H. Ravi Brar	President and CEO	December 7, 2012
H. Ravi Brar

/s/ Susie Herrmann	Chief Financial Officer	December 7, 2012
Susie Herrmann

EXHIBIT INDEX

Exhibit Number	Name and/or Identification of Exhibit

10.1	Employment Agreement, entered into on December 6, 2012 and effective as of September 12, 2012, by and between ECOtality, Inc. and H. Ravi Brar